Exhibit 5.1

March 24, 2014

Wave Systems Corp.

480 Pleasant Street

Lee, Massachusetts 01238

Re:                Registration Statement on Form S-8

Ladies and Gentlemen:

This opinion is furnished in connection with the registration, pursuant to a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission on March 24, 2014 (the “Registration Statement”), of 5,000,000 shares (the “Shares”) of Class A common stock, par value $0.01 per share (the “Common Stock”), of Wave Systems Corp., a Delaware corporation (the “Company”), reserved for issuance pursuant to the Company’s Amended and Restated 1994 Employee Stock Option Plan (the “Plan”).

We have acted as counsel to the Company in connection with the Registration Statement. We have examined and relied upon originals or copies of such records, instruments, certificates, memoranda and other documents, including, but not limited to, the Plan and the corporate action authorizing the reservation of the Shares under the Plan, as we have deemed necessary or advisable for purposes of this opinion and have assumed, without independent inquiry, the accuracy of those documents. In that examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing such documents. We have further assumed that all options granted or to be granted pursuant to the Plan were or will be validly granted in accordance with the terms of the Plan and that all Shares to be issued upon exercise of such options will be issued in accordance with the terms of such options and the Plan.

We have made such examination of law as we have deemed necessary for the purpose of this opinion.  This opinion is limited solely to the Delaware General Corporation Law, as applied by courts located in the State of Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, we are of the opinion that upon the issuance and delivery of the Shares upon the exercise of options granted under the Plan in accordance with the terms of such options and the Plan, and upon the Company’s receipt of the full exercise price therefor, as determined by the Board of Directors of the Company and as specified in the documents governing such grants and the Plan, the Shares will be validly issued, fully paid and nonassessable.

We express no opinion as to the effect of events occurring, circumstances arising, or changes of law becoming effective or occurring, after the date hereof on the matters addressed in this opinion letter, and we assume no responsibility to inform you of additional or changed facts, or changes in law, of which we may become aware.

We hereby consent to the filing of a copy of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and any rules and regulations promulgated thereunder.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP
Willkie Farr & Gallagher LLP